                                                                    EXHIBIT 12.1

                             BECKMAN COULTER, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)


                                                              PRO-FORMA                 YEAR ENDED DECEMBER 31,
                                                              YEAR ENDED       ---------------------------------------
                                                           DECEMBER 31, 1997   1997      1996     1995    1994    1993
                                                           -----------------   ------    -----    ----    ----    -----

(Loss) earnings before income taxes                               28.9         (251.9)   111.5    72.4    74.9    (53.9)
  Add:
    Interest expense                                              91.3           29.4     18.1    13.4    13.2     12.7
    Portion of rents representative of interest factor            14.9           10.6      9.9     9.7     8.2     10.4
                                                                 -----         ------    -----    ----    ----    -----
    (Loss) earnings as adjusted                                  135.1         (211.9)   139.5    95.5    96.3    (30.9)

  Fixed charges:
    Interest expense                                              91.3           29.4     18.1    13.4    13.2     12.7
    Portion of rents representative of interest factor            14.9           10.6      9.9     9.7     8.2     10.4
                                                                 -----         ------    -----    ----    ----    -----
      Total fixed charges                                        106.2           40.0     28.0    23.1    21.4     23.1
                                                                 -----         ------    -----    ----    ----    -----
Ratio of earnings to fixed charges                                 1.3             --*     5.0     4.1     4.5       --*
                                                                 =====         ======    =====    ====    ====    =====


* Earnings were inadequate to cover fixed charges for the years ended December 31, 1997 and 1993. The coverage deficiencies were approximately $251.9 and $53.9, respectively.